EXHIBIT 99.1

FOR IMMEDIATE RELEASE     NYSE American – REI

RING ENERGY ANNOUNCES SONU JOHL NAMED NEW CHIEF FINANCIAL OFFICER

The Woodlands, TX – February 3, 2026 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced that Mr. Sundip (“Sonu”) Singh Johl will be joining the Company as its Executive Vice President, Chief Financial Officer and Treasurer effective February 27, 2026.

Mr. Johl brings more than 20 years of experience across upstream oil and gas investment banking, corporate finance, and strategic advisory roles, with deep expertise in mergers and acquisitions, capital markets, valuation, and financial strategy. From 2020 through January 2026, Mr. Johl was Managing Director, Co-Head of Energy Investment Banking at Raymond James & Associates, Inc., where he advised public and private E&P companies doing business in the Permian Basin as well as other major U.S. onshore basins. From 2018 to 2020, Mr. Johl was Managing Director, Co-Head of E&P at UBS Investment Banking Global Energy Group. From 2009 to 2018, Mr. Johl was a Director at Citi Investment Banking Global Energy Group. He has a Bachelor of Science degree in Electrical Engineering from San Jose State University and a Master of Business Administration degree from the Darden Graduate School of Business Administration at the University of Virginia.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We are excited to welcome Sonu Johl to our executive management team. His many years of experience in upstream E&P banking, corporate finance and strategic advisory services for public energy producers will be invaluable to us as we continue our path toward building size and scale while creating value for our shareholders.” Mr. McKinney continued, “We have known and worked with Sonu for several years in his investment banking capacity and are confident he will leverage his knowledge and experience toward elevating Ring’s financial and capital markets business acumen. We look forward welcoming him to the Ring family.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects, and the expected impact and timing of any new personnel or expected personnel transitions. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2024, and its other filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

Contact Information

Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com

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